From:	DRYCLEAN USA. Inc. 290 NE 68 Street Miami, FL 33138 Michael Steiner (305) 754-4551 Venerando Indelicato (813) 814-0722

FOR IMMEDIATE RELEASE

DRYCLEAN USA, Inc. Announces Record Revenues Along With Increased Earnings

Miami, FL – November 13, 2006 – DRYCLEAN USA, Inc. (AMEX:DCU) today reported operating results for the three month period ended September 30, 2006.

For the first three months of fiscal 2007, revenues increased 70.0% to $5,912,198 from $3,478,240 for the same period of last year. While these revenues were a record for any fiscal quarter, the disruption caused by Hurricane Katrina during the first quarter of fiscal 2006, affected the comparability of revenues. Net earnings increased 73.5% to $186,779 or $.03 per diluted share from $107,661 or $.02 per diluted share in the first quarter of fiscal 2006.

Venerando J. Indelicato, Chief Financial Officer of DRYCLEAN USA Inc., stated: “We are happy to reach a new milestone in quarterly revenues and while they may not be comparable with last year’s revenues, they are a record for the Company.” He also stated that net earnings were more comparable, as last year’s earnings were helped by commissions paid to the Company by manufacturers selling directly to the Company’s customers.

DRYCLEAN USA, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning machines and steam boilers. Its subsidiary, DRYCLEAN USA License Corp, is one of the largest franchise and license operations in the dry cleaning industry, currently consisting of over 400 franchised and license stores in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concerning such factors are discussed in Company reports filed with the Securities and Exchange Commission.

DRYCLEAN USA, Inc. and Subsidiaries

DRYCLEAN USA, Inc. and Subsidiaries (AMEX:DCU)

Summary Unaudited Consolidated Statements of Income

	Three months ended September 30,
	2006 (Unaudited)	2005 (Unaudited)

Revenues	$5,912,198	$3,478,240

Earnings before income taxes	301,257	173,646
Provision for income taxes	114,478	65,985

Net earnings	$186,779	$107,661

Basic and diluted
earnings per share	$.03	$.02

Weighted average shares
outstanding:
Basic	7,034,450	7,024,450
Diluted	7,037,493	7,030,686